Exhibit 99.1

Garrett Motion Reports Strong Third Quarter 2026 Results and Announces $250 Million Share Repurchase Program for 2027
Third Quarter 2026 Financial Highlights
•Net sales totaled $930 million, up 3% on a constant currency* basis vs prior year, driven by strong performance in commercial vehicle and industrial
•Net income totaled $97 million; net income margin of 10.4%
•Adjusted EBIT* totaled $152 million; adjusted EBIT margin* of 16.3%
•Net cash provided by operating activities totaled $135 million
•Adjusted free cash flow* totaled $136 million
•Reaffirming 2026 full-year mid-point outlook

Third Quarter 2026 Business Highlights
•Continued growth in industrial above previous expectations
•Secured multiple turbo wins, including several light vehicle programs for both China domestic and export
•Secured several on- and off-highway commercial vehicle applications across all regions
•Secured a production award for industrial E-Cooling compressor in Asia
•E-Powertrain and E-Cooling compressor on track for start of production in 2027

PLYMOUTH, Mich. and ROLLE, Switzerland, October 29, 2026 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading automotive and industrial technology provider, today announced its financial results for the three months ended September 30, 2026. Additionally, the Company's Board of Directors approved a new share repurchase program for calendar year 2027, authorizing the Company to repurchase up to $250 million of common stock, and declared a cash dividend of $0.08 per share of common stock, payable on December 15, 2026, to shareholders of record as of December 1, 2026. The Company also executed a $50 million voluntary early debt repayment on its Term Loan in October.

“Our third quarter results reflect the strength of Garrett’s differentiated portfolio, disciplined execution and ability to grow ahead of the industry. We continued to secure new business in turbo, support growing demand for industrial applications and advance our zero emission technologies, while delivering strong profitability and cash flow. With this continued momentum we reaffirm our 2026 mid-point outlook, offsetting unfavorable foreign exchange, and remain focused on delivering long-term value for our shareholders,” said Olivier Rabiller, President and CEO of Garrett.

$ millions (unless otherwise noted)	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Net sales	930	902	2,891	2,693
Cost of goods sold	724	716	2,277	2,147
Gross profit	206	186	614	546
Gross profit %	22.2%	20.6%	21.2%	20.3%
Selling, general and administrative expenses	58	57	179	175
Income before taxes	119	102	363	289
Net income	97	77	293	226
Net income margin	10.4%	8.5%	10.1%	8.4%
Adjusted EBIT*	152	133	455	388
Adjusted EBIT margin*	16.3%	14.7%	15.7%	14.4%
Adjusted EBITDA*	183	164	549	477
Adjusted EBITDA margin*	19.7%	18.2%	19.0%	17.7%
Net cash provided by operating activities	135	100	378	314
Adjusted free cash flow*	136	107	307	264

* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the third quarter of 2026 were $930 million, representing an increase of 3% (including an unfavorable impact of $3 million or 0.3% due to foreign currency translation) compared with $902 million in the third quarter of 2025. Gasoline decrease was primarily driven by demand softness in China, partially offset by program ramp-ups in Europe, Japan, Korea and India. Diesel increase was primarily driven by strong demand for light commercial vehicles and pickup trucks in Europe, North and South America and India. Commercial vehicle and industrial increases were primarily driven by strong demand in North America and China for industrial and off-highway applications combined with higher on-highway demand in Japan, Korea and India. Aftermarket increase was primarily driven by higher demand for replacement parts in North America off-highway and industrial and stronger demand for passenger vehicles replacement parts in Europe.

Cost of goods sold for the third quarter of 2026 increased to $724 million from $716 million in the third quarter of 2025, primarily driven by $39 million related to product mix, $18 million of commodity, transportation and energy inflation, $6 million of higher RD&E costs and $5 million of foreign currency impact. This increase was partially offset by $24 million of higher productivity net of labor inflation and repositioning costs, $19 million of lower import tariffs and $17 million from lower sales volumes.

Gross profit totaled $206 million for the third quarter of 2026 as compared to $186 million in the third quarter of 2025, with a gross profit percentage for the third quarter of 2026 of 22.2% as compared to 20.6% in the third quarter of 2025. This increase in gross profit was driven by $21 million of favorable product mix, $20 million of higher productivity net of labor inflation and repositioning costs, $18 million of price net of inflation pass-through and $1 million of import tariffs. These increases were partially offset by $18 million of commodity, transportation and energy inflation, $8 million from lower sales volumes, $8 million of foreign currency impact and $6 million of higher RD&E costs.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2026 increased to $58 million from $57 million in the third quarter of 2025. This increase was driven by $3 million of higher personnel costs, partially offset by $2 million of lower professional services and patent costs.

Other expense in the third quarter of 2026 was consistent with the third quarter of 2025.

Interest expense in the third quarter of 2026 was $27 million as compared to $29 million in the third quarter of 2025. This decrease was primarily due to lower interest expense due to a different notional amount of debt outstanding during the period.

Non-operating expense (income) for the third quarter of 2026 was expense of $1 million as compared to income of $3 million in the third quarter of 2025, with the change in non-operating expense driven by the finalization of a tax indemnification obligation.

Tax expense for the third quarter of 2026 was $22 million as compared to $25 million in the third quarter of 2025, primarily because of a decrease in U.S. taxes on international operations during 2026, the global mix of earnings from year-to-year, a one-time benefit related to the revaluation of deferred tax assets in China during 2025, and deductions related to employee share-based compensation during 2026.

Net income for the third quarter of 2026 was $97 million as compared to $77 million in the third quarter of 2025 primarily driven by $20 million of increased gross profit, $3 million of lower tax expense, and $2 million of lower interest expense, partially offset by $4 million of higher non-operating expense (income) and $1 million of higher SG&A expense.

Net cash provided by operating activities totaled $135 million in the third quarter of 2026 as compared to $100 million in the third quarter of 2025, representing an increase of $35 million. The increase was primarily driven by $28 million of higher net income net of non-cash charges and $15 million of favorable impacts from changes in other assets and liabilities, partially offset by $8 million from unfavorable working capital changes.

Non-GAAP Financial Measures

Adjusted EBIT increased to $152 million in the third quarter of 2026 as compared to $133 million in the third quarter of 2025. The increase of $19 million was driven by $21 million of favorable product mix impact, $19 million pricing net of inflation pass-through and $18 million higher productivity, SG&A net. This increase was partially offset by $18 million commodity, transportation and energy inflation, $8 million of lower sales volume, $7 million of unfavorable foreign currency impact and $6 million higher RD&E costs.

Adjusted free cash flow was $136 million in the third quarter of 2026 as compared to $107 million in the third quarter of 2025. The increase was primarily driven by $19 million higher Adjusted EBIT, $8 million lower cash taxes, $5 million lower cash interest and $3 million favorable impact from working capital (net of factoring), partially offset by $5 million higher capital expenditures.

Liquidity and Capital Resources

As of September 30, 2026, Garrett had $841 million in available liquidity, including $211 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2025, Garrett had $807 million in available liquidity, including $177 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility.

As of September 30, 2026, total principal amount of debt outstanding was $1,384 million, compared to $1,439 million as of December 31, 2025.

During the third quarter of 2026, we repurchased $57 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $78 million as of September 30, 2026.

Full Year 2026 Outlook
Garrett is providing the following outlook for the full year 2026 for certain GAAP and non-GAAP financial measures.

	Full Year 2026 Outlook	Prior Outlook
Net sales (GAAP)	$3.75 billion to $3.85 billion	$3.7 billion to $3.9 billion
Net sales growth at constant currency (Non-GAAP)*	+2% to +6%	+1% to +7%
Net income (GAAP)	$337 million to $352 million	$330 million to $360 million
Adjusted EBIT (Non-GAAP)*	$570 million to $590 million	$560 million to $600 million
Net cash provided by operating activities (GAAP)	$460 million to $500 million	$435 million to $525 million
Adjusted free cash flow (Non-GAAP)*	$410 million to $450 million	$385 million to $475 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2026 outlook, as of October 29, 2026, includes the following expectations:

•2026 light vehicle industry production down 2% to 4% from 2025;
•2026 commercial vehicle industry, including both on- and off-highway, up 1% to 2% from 2025;
•2026 average light vehicle battery electric vehicle penetration of ~19%;
•2026 Euro/USD exchange rate of 1.15 USD, USD/CNY of 6.8;
•RD&E investment at ~4.2% of sales;
•Capital expenditures at ~2.4% of sales

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 1:30 pm CET on Thursday, October 29, 2026, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 8665679.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-855-669-9658 (US) or +1-412-317-0088 (international) using the access code 1056488. The webcast will also be archived on Garrett’s website.
2027 Share Repurchase Program
The new share repurchase program will commence on January 1, 2027, following the scheduled expiration of Garrett’s current share repurchase program on December 31, 2026.
The new share repurchase plan authorizes management to repurchase shares at such time and prices as it determines are beneficial to the Company and its shareholders. Any repurchases of shares will be made through open market purchases, block trades, or in privately negotiated transactions in accordance with applicable rules and regulations. Under the share repurchase plan, there is no minimum number of shares that the Company is required to repurchase, and the Company may suspend or terminate the repurchase plan at any time.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.
Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth below. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its well-recognized expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is committed to advancing turbo applications while leveraging its unique technology solutions, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for automotive and industrial applications. Garrett has six R&D centers, 13 manufacturing facilities and a team of more than 8,700 employees in more than 20 countries. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS
Cyril Grandjean
+1.734.392.5504
investorrelations@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(Dollars in millions, except per share amounts)
Net sales	$930	$902	$2,891	$2,693
Cost of goods sold	724	716	2,277	2,147
Gross profit	206	186	614	546
Selling, general and administrative expenses	58	57	179	175
Other expense, net	1	1	3	9
Interest expense	27	29	78	83
Non-operating expense (income)	1	(3)	(9)	(10)
Income before taxes	119	102	363	289
Tax expense	22	25	70	63
Net income	$97	$77	$293	$226

Earnings per common share
Basic	$0.52	$0.39	$1.56	$1.12
Diluted	0.51	0.38	1.53	1.10

Weighted average common shares outstanding
Basic	185,269,660	198,668,143	187,242,180	202,127,953
Diluted	189,054,351	202,194,334	191,281,264	205,130,616

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net income	$97	$77	$293	$226
Foreign exchange translation adjustment	8	3	46	(85)
Changes in fair value of effective cash flow hedges, net of tax	11	5	24	24
Changes in fair value of net investment hedges, net of tax	8	5	41	(158)
Total other comprehensive income (loss), net of tax	27	13	111	(219)
Comprehensive income	$124	$90	$404	$7

CONSOLIDATED INTERIM BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$211	$177
Restricted cash	2	2
Accounts, notes and other receivables – net	801	703
Inventories – net	386	339
Other current assets	128	98
Total current assets	1,528	1,319
Investments and long-term receivables	8	11
Property, plant and equipment – net	422	462
Goodwill	193	193
Deferred income taxes	200	210
Other assets	181	172
Total assets	$2,532	$2,367
LIABILITIES
Current liabilities:
Accounts payable	$1,107	$1,061
Current maturities of long-term debt	7	7
Accrued liabilities	356	295
Total current liabilities	1,470	1,363
Long-term debt	1,359	1,411
Deferred income taxes	37	32
Other liabilities	284	363
Total liabilities	$3,150	$3,169
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 245,583,176 and 242,549,685 issued and 185,360,730 and 190,556,297 outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid–in capital	1,261	1,240
Retained deficit	(1,138)	(1,384)
Accumulated other comprehensive (loss) income	(27)	(138)
Treasury Stock, at cost; 60,222,446 and 51,993,388 shares as of September 30, 2026 and December 31, 2025, respectively	(714)	(520)
Total deficit	(618)	(802)
Total liabilities and deficit	$2,532	$2,367

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Nine Months Ended September 30,
	2026	2025
	(Dollars in millions)
Cash flows from operating activities:
Net income	$293	$226
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	73	70
Stock compensation expense	21	19
Other	5	17
Changes in assets and liabilities:
Accounts, notes and other receivables	(103)	4
Inventories	(60)	(17)
Other assets	18	(14)
Accounts payable	74	(2)
Accrued liabilities	64	(10)
Other liabilities	(7)	21
Net cash provided by operating activities	$378	$314
Cash flows from investing activities:
Expenditures for property, plant and equipment	(61)	(51)
Proceeds from cross-currency swap contracts	11	21
Proceeds from sale of equity investment	4	3
Net cash used for investing activities	$(46)	$(27)
Cash flows from financing activities:
Repurchases of Common Stock	(172)	(136)
Payments of long-term debt	(111)	(87)
Proceeds from issuance of long-term debt, net of deferred financing costs	56	80
Dividend payments	(46)	(36)
Withholdings on shares issued under stock plan	(21)	(4)
Other	(2)	(4)
Net cash used for financing activities	$(296)	$(187)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2)	6
Net (decrease) increase in cash, cash equivalents and restricted cash	34	106
Cash, cash equivalents and restricted cash at beginning of the period	179	126
Cash, cash equivalents and restricted cash at end of the period	$213	$232
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	39	50
Interest paid	56	57
Supplemental disclosure of non-cash investing activities:
Change in accrued capital expenditures	(21)	(14)

Reconciliation of Net Income to Adjusted EBIT(1) and Adjusted EBITDA(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net income	$97	$77	$293	$226
Interest expense, net of interest income (2)	26	28	77	80
Tax expense	22	25	70	63
EBIT	145	130	440	369
Repositioning costs	4	3	17	8
Factoring and notes receivables discount fees	1	—	3	2
Other non-operating expense (income) (3)	2	(1)	(6)	(4)
Debt refinancing and redemption costs (4)	—	1	1	7
Acquisition and divestiture expenses	—	—	—	6
Adjusted EBIT	152	133	455	388
Depreciation	24	25	73	70
Stock compensation expense (5)	7	6	21	19
Adjusted EBITDA	$183	$164	$549	$477

Net sales	$930	$902	$2,891	$2,693

Net income margin	10.4%	8.5%	10.1%	8.4%
Adjusted EBIT margin (6)	16.3%	14.7%	15.7%	14.4%
Adjusted EBITDA margin (7)	19.7%	18.2%	19.0%	17.7%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define Adjusted EBIT as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, and (vii) debt refinancing and redemption costs, if any. We define Adjusted EBITDA as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, and (vii) debt refinancing and redemption costs, if any, plus (viii) depreciation and (ix) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBIT and Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $1 million for each of the three months ended September 30, 2026 and 2025, and $1 million and $3 million for the nine months ended September 30, 2026 and 2025, respectively.
(3)     Reflects the non-service component of net periodic pension income and, for the three and nine months ended September 30, 2026, includes $4 million payable to the Company's former parent pursuant to an indemnity agreement established in connection with the Company's spin-off. For the nine months ended September 30, 2026, the amount also includes a $5 million gain related to the resolution of certain environmental liabilities not directly related to the Company's operations.
(4) Reflects third-party costs directly attributable to the refinancing of our credit facilities and any amendments thereto.
(5)    Stock compensation expense includes only non-cash expenses.
(6)    Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Garrett
Reported sales % change	3%	9%	7%	2%
Less: Foreign currency translation	0%	3%	2%	1%
Constant currency sales % change	3%	6%	5%	1%

Gasoline
Reported sales % change	(5)%	13%	3%	7%
Less: Foreign currency translation	0%	3%	3%	0%
Constant currency sales % change	(5)%	10%	0%	7%

Diesel
Reported sales % change	5%	12%	8%	(2)%
Less: Foreign currency translation	(1)%	5%	3%	2%
Constant currency sales % change	6%	7%	5%	(4)%

Commercial Vehicle / Industrial
Reported sales % change	23%	6%	17%	3%
Less: Foreign currency translation	0%	2%	1%	1%
Constant currency sales % change	23%	4%	16%	2%

Aftermarket
Reported sales % change	5%	(1)%	9%	(7)%
Less: Foreign currency translation	(1)%	3%	2%	1%
Constant currency sales % change	6%	(4)%	7%	(8)%

Other Sales
Reported sales % change	(38)%	14%	(11)%	18%
Less: Foreign currency translation	(1)%	4%	2%	2%
Constant currency sales % change	(37)%	10%	(13)%	16%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net cash provided by operating activities	$135	$100	$378	$314
Expenditures for property, plant and equipment	(15)	(10)	(61)	(51)
Net cash provided by operating activities less expenditures for property, plant and equipment	120	90	317	263
Acquisition and divestiture expenses	—	1	—	6
Cash payments for repositioning	3	4	15	10
Proceeds from cross-currency swap contracts	3	6	11	21
Cash payments for debt refinancing costs	—	1	1	7
Factoring and P-notes	10	5	(37)	(43)
Adjusted free cash flow (1)	$136	$107	$307	$264
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that we believe is useful to investors and management in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, acquisition and divestiture expenses, debt refinancing costs, and factoring and guaranteed bank notes activity.

Full Year 2026 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2026 Full Year
	Low End	High End
Reported net sales (% change)	5%	7%
Foreign currency translation	3%	1%
Full year 2026 Outlook Net sales growth at constant currency	2%	6%

Full Year 2026 Outlook Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$337	$352
Interest expense, net of interest income *	100	100
Tax expense	110	115
Other non-operating income	(6)	(6)
Factoring and notes receivables discount fees	3	3
Debt refinancing and redemption costs	1	1
Repositioning costs	25	25
Full Year 2026 Outlook Adjusted EBIT	$570	$590
Depreciation	98	98
Stock compensation expense	28	28
Full Year 2026 Outlook Adjusted EBITDA	$696	$716
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2026 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$460	$500
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment	370	410
Cash payments for repositioning	25	25
Proceeds from cross-currency swap contracts	14	14
Cash payments for debt refinancing costs	1	1
Full Year 2026 Outlook Adjusted free cash flow	$410	$450